Amendment No. 1 dated as of July 13, 2006 to Sub-License, Development and Technology Transfer Agreement dated May 25, 2005 (the “Sub-License Agreement”) between Sea Change Group, LLC, a New York limited liability company (“Licensor”) and Innopump, Inc., a Nevada corporation (“Licensee”).

RECITALS

Licensee and Licensor, having entered into the Sub-License Agreement, now wish to amend certain provisions of the Sub-License Agreement regarding the due dates and amount of payments to be made by Licensee to Licensor pursuant to the provisions of the Sub-License Agreement.

NOW THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.	Change in Installment Payments. Paragraph 4 of the Sub-License Agreement is hereby amended by restating Subparagraphs 4.1 and 4.2 as follows:

“4.1
One Hundred Fifty Thousand Dollars ($150,000) upon the merger of Licensee with Pump Acquisition Corp., a wholly owned subsidiary of carsunlimited.com, Inc.( but in no event later than October 31, 2006);

4.2	One Hundred Fifty Thousand Dollars ($150,000) on March 31, 2007;”

2.
Increased Amount. Paragraph 5.2 of the Sub-License Agreement is hereby amended by replacing the amount “$100,000,000" appearing in the first sentence with the amount “$105,000,000", as the amount of gross revenues upon which a three per cent (3%) royalty is payable.

3.	Additional Royalty. Paragraph 5.2 of the Sub-License Agreement is hereby further amended by insertion of the following as new third and fourth sentences:

“In addition to the payments contemplated above in this Paragraph 5.2, Licensee, after its receipt of the first $105,000,000 in gross revenues, shall pay to the Licensor a royalty of three (3%) percent on the next $25,000,000 of gross revenues received by Licensor from exploitation of the Licensed Products under the Amended and Restated License Agreement, calculated and paid in the same manner as royalties are due the Original Licensor (“Additional Royalty Payments”). Notwithstanding the foregoing, during the period commencing upon execution hereof and ending August 1, 2007, Licensee shall have the right, at any time and from time to time, to prepay to Licensor any part or all of the Additional Royalty Payments due pursuant to this Paragraph 5.2 at a discounted amount equal to eighty per cent (80%) of the face amount prepaid (i.e., a $ 80,000 prepayment shall reduce the balance of Additional Royalty Payments owing by $100,000). Any such prepayments shall be applied in the inverse order of maturity.”

4	Effect of Amendment. Except as amended hereby, the Sub-License Agreement shall remain unmodified and in full force and effect, and is ratified and confirmed in all respects.

5.
Entire Agreement. This Amendment together with the Sub-License Agreement constitute the full and entire understanding and agreement between Licensor and Licensee with regard to the subjects set forth in the Sub-License Agreement.

6.	Headings. The headings contained in this Amendment are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SEA CHANGE GROUP, LLC	INNOPUMP, INC.

By:	By:
Name:	Name:
Title:	Title: